EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of December 23, 2009, and shall be effective as of the date specified in Section 2.7 hereof (“Effective Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and Arrogene NanoTechnology, Inc., a California corporation (“Licensee”), with its principal mailing address c/o David R. Altshuler, Esq., 15332 Antioch Street #840, Pacific Palisades, California 90272.

R E C I T A L S

A.

CSMC owns and/or is entitled to grant license rights with respect to certain Patent

Rights and Technical Information (as defined below) invented or developed in the course of CSMC’s Molecular Oncology Research Program (the “Program”) conducted under the direction of Julia Y. Ljubimova, M.D., Ph.D., Alexander Ljubimov, Ph.D., Keith L. Black, M.D., Eggehard Holler, Ph.D., Rameshwar Patil, Ph.D., and Hui Ding, Ph.D. (hereinafter collectively referred to as the “Inventors”).

B.

CSMC desires to have the Patent Rights and the Technical Information developed,

used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive, worldwide license to conduct research for development of applications for Products (as defined below) in the Field of Use, and to develop, manufacture, use and sell Products in the Field of Use, using the Patent Rights and Technical Information in accordance with the terms of this Agreement. Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights and the Technical Information.

C.

CSMC and Licensee intend that the execution, delivery and performance of this

Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

DEFINITIONS

1.1

“Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2

“Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.

1.3

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4

“Field of Use” shall mean human therapeutic products, including new pharmaceutical products and/or non-prescriptive products based on, or utilizing the Patent Rights and/or Technical Information developed in the course of the Program.

1.5

“Funding Agencies” shall mean any public or private granting agencies which have provided funding to CSMC or to any of the Inventors for the development of any of the Patent Rights or Technical Information prior to the Effective Date.

1.6

“Future Patent Rights” shall mean any patents and/or patent applications claiming Inventions invented after the Effective Date through any use of the Patent Rights and/or Technical Information licensed hereunder arising from work conducted by or under the direction of the Inventors, and any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon.

1.7

“Future Technical Information” shall mean the following information in the

Field of Use developed after the Effective Date through practicing the Inventions claimed in or otherwise arising through any of the Patent Rights or Technical Information licensed hereunder arising from work conducted by or under the direction of the Inventors: Know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, and any and all confidential and proprietary information described in the Future Patent Rights or Inventions invented after the Effective Date through any use of the Patent Rights or Technical Information.

1.8

“Invention” shall mean all unpatented, patentable and patented inventions,

discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field of Use.

1.9

“Licensee Improvements” shall mean any and all processes, uses, designs,

applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and/or Technical Information and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or the Inventors) during the term of this Agreement.

1.10 “Patent Rights” shall mean the patents and/or patent applications existing on the Effective Date which are described on Schedule A attached hereto, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. The Patent Rights are all owned by CSMC.

1.11 “Product” or “Products” shall mean any human therapeutics, diagnostics (including algorithms or any components thereof), bioinformatics and any other human health care products and/or services in the Field of Use utilizing or derived in any manner whatsoever from any of the Patent Rights, Technical Information or Licensee Improvements, which Product(s), except for the license granted hereunder, would infringe a Valid Claim, the Patent Rights or those Future Patent Rights licensed to Licensee.

1.12 “Technical Information” shall mean, as of the Effective Date, the following information in the Field of Use which is described in the Patent Rights: Know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, in each case which has been conceived or reduced to practice prior to the Effective Date, in the conduct by CSMC of the Program at CSMC under the direction of one or any of the Inventors. The Technical Information shall further include information in the Field of Use described in Schedule B hereto which is embodied in the Patent Rights and which has been reduced to practice prior to the Effective Date in the conduct of the aforementioned research programs at CSMC under the direction of one or any of the Inventors. Technical Information is all owned by CSMC.

1.13 “Territory” shall mean the entire world.

1.14 “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.

LICENSE

2.1

Grant of Exclusive Rights. Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Agreement (as provided in Section 6 hereof) to conduct research, develop Products, modify existing and/or future Products, and market such Products in the Field of Use using the Patent Rights and/or the Technical Information and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and/or the Technical Information. The foregoing grant of exclusivity is made expressly subject to the following:

(a)

All applicable laws and regulations, including, without limitation, the requirements of federal law relating to the manufacture of products within the United States;

(b)

All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including any of the Inventors) for the development of the Patent Rights and Technical Information; and

(c)

The following non-exclusive rights to the Patent Rights and Technical

Information, which are retained by CSMC within the Field of Use:

(i)

Subject to Licensee’s right to prior review to determine the patentability thereof (which shall expire within forty-five (45) days after Licensee’s receipt of written notice thereof), the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventors) related to the Patent Rights and the Technical Information;

(ii)

Except as provided in subparagraph (d) of this Section 2.1, the right (A) to use any tangible or intangible information contained in the Patent Rights or the Technical Information (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other educationally-related and non-commercial use (except for charges to its own patients) for clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications); and

(iii)

Except as provided in subparagraph (d) of this Section 2.1, the right to conduct research using the Patent Rights, Technical Information, Future Patent Rights and Future Technical Information, and to develop, use, make, practice, carry-out, and otherwise exploit the Patent Rights, Technical Information, Future Patent Rights and Future Technical Information for CSMC’s internal research and non-commercial use (except for charges to its own patients) for clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

(d)

Except as provided by Sections 2.3 and 2.6 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights retained by CSMC under Section 2.1(c) to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to

commercialize Inventions or information related thereto derived directly from the Patent Rights or the Technical Information in the Field of Use as a result of CSMC’s teaching and internal research and clinical activities with respect to the Patent Rights and Technical Information otherwise permitted by Sections 2.1(c)(ii) and (iii) above.

(e)

Notwithstanding any other provision hereof to the contrary, all rights to the

Patent Rights and the Technical Information outside of the Field of Use are retained by CSMC.

2.2

Right to Sublicense or Assign Rights. Licensee shall have the right to grant sublicenses or to assign any or all of the rights granted hereunder consistent with this Agreement; provided, however, that Licensee shall not sublicense or assign its rights to any part of the Patent Rights or Technical Information licensed under this Agreement, or assign its rights under this Agreement, to any entity which is not a recognized biopharmaceutical, pharmaceutical or biotherapeutics company which is either (a) listed on Schedule C hereto, or (b) generally recognized in such industries and has a level of science, management and investors of such quality as shall be acceptable to CSMC (each, an “Acceptable Assignee”) on the basis of CSMC’s prior written consent (which consent shall not be unreasonably withheld in each instance that such consent is requested). In order to preserve and protect the value of the Patent Rights and Technical Information, Licensee shall obtain the prior written consent of CSMC prior to entering into any sublicense or assignment with any party who is not an Acceptable Assignee. Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any sublicenses or assignments entered into by Licensee with any Acceptable Assignee (or any other party for whom CSMC has given its prior written consent). As an express condition of any such sublicense or assignment, any such assignee or sublicensee shall be required to agree in writing to be bound by commercially reasonable royalty reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information. Licensee will be responsible for enforcing each sublicensee’s obligations under its sublicense and, in particular, royalty payment obligations due on such sublicensee’s sales of Products. If Licensee shall conduct one or more audits of its sublicensees or assignees hereunder during the term hereof, Licensee shall provide copies of all audit reports to CSMC on a timely basis. The covenants pertaining to the use of CSMC’s name and marks, the indemnification of CSMC and the use of CSMC’s Confidential Information in any sublicense or assignment shall run for the benefit of CSMC, who shall be expressly stated as being a third-party beneficiary thereof with respect to the covenants set forth in this Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.3

Certain Future Rights. The following shall pertain to Inventions which constitute Future Patent Rights or Future Technical Information: Subject to the rights and applicable rules of the Funding Agencies, for a period of ninety (90) days after either (a) receipt by Licensee of written notice from CSMC disclosing in adequate detail any such Inventions in the Field of Use, or (b) written notification by any of the Inventors to each of Licensee and CSMC disclosing in adequate detail any such Inventions in the Field of Use, Licensee shall have the exclusive first right to negotiate with CSMC to obtain one or more licenses to the Future

Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use, upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses. Subject to the rights and applicable rules of the Funding Agencies or the United States Government, and to the extent it would not impair or jeopardize any efforts of CSMC to obtain domestic or foreign rights thereto, CSMC shall provide Licensee with prompt written disclosure of Future Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use as may be developed by CSMC or any of the Inventors. If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for a license to, such Future Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use during the ninety (90) day period specified above, then CSMC shall have the right to commence discussions with any other party concerning such Future Patent Rights and/or Future Technical Information. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the Future Patent Rights and Future Technical Information, whether or not in the Field of Use and, accordingly, no license to any Future Patent Rights or Future Technical Information is granted to Licensee under this Agreement. CSMC shall use its reasonable and continuing efforts during the term of this Agreement, in accordance with its policies and procedures, where appropriate, to file and maintain patent applications claiming Inventions in the Field of Use.

2.4

License to Use Improvements. Licensee hereby grants to CSMC the following nonexclusive, royalty-free, fully paid-up rights and licenses to the Licensee Improvements:

(a)

Subject to Licensee’s right to prior review to determine the patentability thereof within forty-five (45) days following receipt by Licensee, the right and license to publish the scientific findings from research conducted by or through Licensee or on its behalf by CSMC or any of the Inventors related to the Licensee Improvements;

(b)

Except as provided below in this Section 2.4, the right and license to use any tangible or intangible information contained in the Licensee Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and to obtain research funding from governmental and other nonprofit organizations (including grant applications); and

(c)

Except as provided below in this Section 2.4, the right and license to conduct research using the Licensee Improvements, and to develop, use, make, practice and carry out the Licensee Improvements for CSMC’s internal teaching and research and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

Except as provided in Sections 2.3 and 2.6 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights granted to CSMC under this Section 2.4 to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions in the Field of Use resulting directly from the Licensee Improvements as a result of CSMC’s internal research and clinical activities with respect to the Licensee Improvements otherwise permitted by Sections 2.4(b) and (c) above.

2.5

Milestones. Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to CSMC. Licensee shall be deemed to have exercised commercially reasonable efforts to maximize the value of this Agreement to CSMC, and the milestone requirements of this Section 2.5 shall be deemed to have been met, if Licensee meets the respective requirements set forth on Schedule D hereto, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). Within sixty (60) days after each anniversary of the Effective Date, Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of Licensee) indicating its compliance with the Milestones. If Licensee fails to meet any annual Milestone designated in Schedule D hereto, CSMC may, at its option and as its sole remedy for Licensee’ breach of this Section 2.5, upon written notice to Licensee, convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license as provided under Title 35, Section 203 of the United States Code.

2.6

Procedure for Granting Access to Technical Information. The grant of rights by CSMC to Licensee pursuant to Section 2.1 hereof is expressly subject to the following provisions:

(a)

Responsibility for Monitoring Access to Technical Information.

During the term of this Agreement, the responsibility for monitoring access to the Technical Information (and any Future Technical Information) in the Field of Use at CSMC shall be borne by the Inventors or, in the event that all of the Inventors shall die, become disabled or otherwise cease to be employees of CSMC for whatever reason, the Senior Vice President for Academic Affairs of CSMC (or his or her functional equivalent at CSMC) (the “Gatekeeper”). Subject to Sections 2.1(c), 2.4 and 3.3 hereof, the Gatekeeper shall not grant access to the Technical Information or any Future Technical Information in the Field of Use to any person except as provided in this Section 2.6, and CSMC’s sole responsibility with respect to requests for the grant of access to the Technical Information or any Future Technical Information in the Field of Use by any person shall be to refer all such requests to the Gatekeeper.

(b)

Conditions of Access to the Technical Information. As a condition to any use of the Technical Information or Future Technical Information by, and any grant of access to the Technical Information or any Future Technical Information to, any person within the Field of Use during the term of this Agreement, such person shall be required to (i) obtain the prior written consent of the Gatekeeper to obtain the use of or access to the Technical Information or Future Technical Information within the Field of Use, and (ii) after obtaining the Gatekeeper’s prior written consent, execute a material transfer agreement (to be obtained from the Gatekeeper) in the form customarily employed for such purpose by CSMC. Such material transfer agreement shall identify Licensee’s rights in such Technical Information and/or such Future Technical Information and specify the obligations of the transferee, which obligations shall not be less than those of CSMC under this Agreement. The Gatekeeper shall then promptly provide the executed originals of all such material transfer agreements to CSMC, with an executed copy to Licensee for its records.

(c)

Special Situations. Licensee shall obtain the prior written consent of

CSMC to any proposed transfer of Technical Information or any Future Technical Information, or any proposed sublicense of any Patent Rights, to any other person or entity for which special notice is provided by CSMC to Licensee.

2.7

Conditions to Effectiveness. As conditions precedent to the effectiveness of this

Agreement, (a) Licensee shall have secured a capital and/or other form of financial commitment (as hereinafter described) in the aggregate amount of at least Five Million Dollars ($5,000,000) on or before December 31, 2010; (b) Licensee shall issue CSMC the Shares (as hereinafter defined) of Licensee as more particularly described and as provided in Section 4.2 hereof, as a means by which to reimburse CSMC for the actual costs and legal fees actually incurred by CSMC in prosecuting the Patent Rights as set forth on Schedule 2.7 attached hereto; and (c) all of the following documents and instruments shall have been fully executed and delivered by each of the parties hereto and thereto: (i) this Agreement, including applicable Schedules A, B, C and D, and (ii) that certain Subscription Agreement by and between Licensee and CSMC in the form of that attached hereto as Schedule E (the “Subscription Agreement”), and (iii) the stock certificate or certificates in the name of CSMC for the Shares. For purposes of this Agreement, the “Effective Date” shall mean, and this Agreement shall become effective upon, the date upon which all of the contingencies set forth in this Section 2.7 have been met and, in the case of the contingency described in clause (c) above, such contingency shall be deemed to have been met on the date upon which the last of the documents or instruments described in such clause has been fully executed and delivered by all of the parties hereto and thereto. For purposes hereof, the term “capital and/or other form of financial commitment” shall mean (A) one or more firm commitments by a third party that is not an Affiliate of Licensee to provide equity and/or debt funding to Licensee (whether in a single transaction or event, or multiple tranches or transactions, all subject to commercially reasonable terms and milestones), and/or (B) the consummation of a joint venture or licensing arrangement between Licensee and a third party that is not an Affiliate of Licensee (but that is a commercially viable source of funds and/or is a commercially viable strategic partner in the biomedical and/or pharmaceutical industry with the ability to raise funds) for the commercial development, marketing and sale of Products.

2.8

Observer Rights. The grant of rights by CSMC to Licensee pursuant to Section

2.1 hereof is expressly subject to the following provisions:

(a)

CSMC may designate an individual reasonably acceptable to a majority of the members of Licensee’s Board of Directors (the “Observer”), who shall receive copies of all notices, minutes, consents and other materials that Licensee provides to its directors at such time materials are provided to the directors and the Observer will be allowed to attend, at Licensee’s expense, Licensee’s Board meetings (and meetings of committees of the Board) in a non-voting observer capacity. The Observer may participate in discussions of matters brought to the Board

(or committee members as the case may be). CSMC acknowledges that some meetings of Licensee’s Board of Directors may be conducted from time to time without notice and/or by telephonic conference and Board action, if any is taken, may be taken without the formality of advance notice as provided in Licensee’s Bylaws but subject to unanimous written consent in lieu of a meeting. Nothing contained in the immediately preceding sentence shall relieve Licensee of its obligation to provide the Observer with the materials described in this Section 2.8(a) or its obligation to allow the Observer to participate in any such Board meetings (however held).

(b)

The provisions of Section 2.8(a) notwithstanding, a majority of Licensee’s

Board of Directors (or committee members as the case may be) will have the right to exclude the Observer from portions of Board or committee meetings or omit to provide the Observer with certain information if it believes in good faith that such exclusion or omission may be necessary in order to (i) avoid a potential conflict of interest between Licensee and CSMC or Licensee and the Observer or (ii) preserve the attorney-client privilege.

3.

REPRESENTATIONS AND WARRANTIES

3.1

Rights to Technology. Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has the right to grant the licenses in this Agreement, (b) it has not granted licenses to the Patent Rights or Technical Information to any other party that would restrict the rights granted hereunder except as stated herein and (c) there are no claims, judgments or settlements to be paid by CSMC with respect to the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information. Except for any potential or actual rights of Funding Agencies or the United States Government, CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement.

3.2

Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. Licensee accepts the Patent Rights and the Technical Information on an “AS-IS” basis. CSMC MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES OF ANY OF THE PATENT RIGHTS OR TECHNICAL INFORMATION.

3.3

Rights Retained by Funding Agencies. Licensee acknowledges that to the extent that the Patent Rights and Technical Information have been developed in part under one or more funding agreements (“Funding Agreements”) with one or more Funding Agencies, such Funding Agencies have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”). Licensee also acknowledges that to the extent that the Future Patent Rights and Future Technical Information may be developed in part under one or more Funding Agreements with one or more Funding Agencies, such Funding Agencies may have certain Statutory Rights relative thereto. This Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Agreement, such Statutory Rights shall prevail.

3.4

Capitalization of Licensee. Licensee represents and warrants to CSMC that attached hereto as Schedule F is a true and correct capitalization table for Licensee as of the date that this Agreement has been executed and delivered.

4.

CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

4.1

License Fee. On or before December 31, 2010, Licensee shall give written notice to CSMC that Licensee has elected to exercise its rights hereunder, and such notice shall be accompanied by payment of a non-refundable license fee in an amount equivalent to $25,000.

4.2

Issuance of Shares. As of the Effective Date, Licensee shall issue to CSMC a stock certificate or certificates for a quantity of the shares of voting common stock of Licensee that will be equal to approximately ten percent (10%) of the total issued and outstanding shares of Licensee’s voting common stock; provided, however, that the Shares shall have the economic equivalent of at least $1,000,000 up to a maximum of $1,500,000 based upon the valuation established for Licensee’s shares of voting common stock in connection with Licensee’s procurement of a capital and/or other form of financial commitment. The Shares to be issued to CSMC shall be voting common stock, with the rights, preferences, privileges and restrictions set forth in the Licensee’s Articles of Incorporation and other charter documents (“Charter Documents”).

4.3

Payment of Royalties. Licensee shall pay to CSMC certain royalties, which shall be determined and paid in accordance with Schedule H hereto.

4.4

Ongoing Research Support. Licensee shall provide CSMC with ongoing research support as more particularly set forth in the Research Agreement attached hereto as Schedule G. Notwithstanding anything to the contrary contained in CSMC’s “Guidelines on Institutional Acceptance of Equity as Part of Licensing Transactions”, CSMC expressly agrees that the Inventors may hold one or more management positions at Licensee and may be appointed to, and act as members of, the Board of Directors of Licensee at all times during the term of this Agreement, subject to compliance with the “Full Time Faculty Consulting Guidelines” of CSMC. In addition, Licensee acknowledges that each Inventor, in his or her capacity as an employee of CSMC, shall continue to seek research funding after the Effective Date from Funding Agencies and nonprofit organizations, as appropriate, in connection with the conduct of the Program at CSMC conducted under the direction of the Inventors as the principal investigators.

4.5

Right of First Consideration. With respect to continued research in the Field of

Use, Licensee shall consider CSMC as its external research facility of first choice, for research contracts in excess of Twenty Thousand Dollars ($20,000) for research in the Field of Use (excluding therefrom clinical trials in which CSMC could be considered to be an inappropriate choice by reason of its relationships with the Inventors). Licensee shall notify CSMC in each case where Licensee intends to fund such external research in the Field of Use. Such notice shall specify the general criteria upon which Licensee intends to choose the appropriate facility to conduct the proposed research, and CSMC shall promptly provide such information to Licensee as shall be relevant in demonstrating its ability to meet such criteria. Upon the presentation of such information, CSMC and Licensee shall negotiate in good faith the proposed terms of a research agreement, to be consummated within forty-five (45) days after receipt of detailed written notice from Licensee specifying the research to be conducted.

CSMC acknowledges and agrees that the royalties and other obligations of Licensee under this Agreement constitute fair market value for the rights granted to Licensee under this Agreement based on arms’-length negotiations with Licensee and an independent evaluation made by CSMC’s outside expert(s).

4.6

Licensee Challenge of Patent Rights. Licensee acknowledges that an essential element of this Agreement is to respect the intellectual property rights of Licensor. Accordingly, Licensee agrees that if Licensee directly or through a third party indirectly contests the validity, scope or enforceability of any Patent Rights or Future Patent Rights licensed or sublicensed to Licensee by Licensor under this Agreement or assists any third party in doing so, Licensee: (i) agrees that Licensor may immediately terminate any and all licenses granted to Licensee under this Agreement or under any other agreement, provided, however, that to the extent that Licensor does not terminate license rights granted to Licensee, the applicable rates for Royalties under Schedule H hereto shall be doubled beginning from the time at which the relevant Patent Rights and/or Future Patent Rights are challenged; (ii) agrees to disburse any and all proceeds received from any sublicense of the applicable Patent Rights and/or Future Patent Rights throughout its duration to Licensor; and (iii) agrees to reimburse Licensor for all costs actually incurred in connection with the applicable legal proceedings. In the event that all or any portion of this Section 4.6 is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 4.6.

5.

PATENT RIGHTS

5.1

Prosecution. Commencing on the Effective Date, Licensee shall assume, in coordination with CSMC, full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld), Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1, and Licensee shall diligently pursue the Prosecution of the Patent Rights to the benefit of CSMC. For all purposes of the patent Prosecution, CSMC shall be the named “client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper.

5.2

Abandonment, Disclaimers, Etc. Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld), prior to abandoning, disclaiming,

withdrawing, seeking reissue or allowing to lapse any material patent, patent application or Licensee Improvements relating to the Patent Rights. In the event that Licensee shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights, Licensee shall notify CSMC of such election at least forty-five (45) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, CSMC may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-inpart application is based. Prior to filing any continuation-in-part application, Licensee shall consult with CSMC to discuss the need for filing such an application. If CSMC shall disagree with Licensee’s conclusion that such a continuation-in-part application is either necessary or appropriate to support the patentability of a claim recited or capable of being recited in a patent application, then the matter shall be submitted for resolution to independent patent counsel mutually agreed upon by the parties, who will determine whether a continuation-in-part application is necessary or appropriate in accordance with this Section 5.2. Any decision made by such independent patent counsel shall be conclusive and binding on the parties hereto.

5.3

Expenses. Licensee shall pay all expenses resulting from its obligations in

Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause the Inventors (to the extent they are available and on CSMC’s staff as employees) to cooperate fully with Licensee with respect to the Prosecution, maintenance and protection of the Patent Rights, and CSMC shall be reimbursed for all reasonable out-of-pocket expenses as such expenses are incurred.

6.

TERM AND TERMINATION

6.1

Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire of the patents covering the Patent Rights or a Valid Claim shall expire.

6.2

Termination. Except as provided by Section 6.3 hereof, and in addition to the provisions of Section 4.6, this Agreement shall terminate upon the earliest to occur of the following:

(a)

Automatically upon the occurrence of any of the following events: (i) an

“event of default” (including any event that would permit the holder of any indebtedness to accelerate the maturity thereof) occurs and is continuing (after giving effect to any applicable grace periods therefor) under indebtedness for borrowed money of Licensee; (ii) a material change occurs in the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of Licensee and if applicable, its subsidiaries, taken as a whole, which materially and adversely affects Licensee’s ability to perform its obligations under this Agreement, where such change is not cured to CSMC’s reasonable satisfaction or waived by CSMC within thirty (30) days after Licensee receives written notice from CSMC as to such change; (iii) Licensee sells, transfers or otherwise disposes of all, substantially all or a material portion of its assets; (iv) Licensee has substantially ceased business operations; (v) Licensee elects to dissolve, liquidate or institutes any proceedings for the winding up of its business; (vi) Licensee, pursuant to or within the meaning of Title 11 of the United States Code or any similar law of any jurisdiction for the relief of debtors (each, a “Bankruptcy Law”): (1) commences a voluntary case in bankruptcy or any other action or proceeding for any other similar relief under any Bankruptcy Law, (2) consents by answer or otherwise to the commencement against it of an involuntary case of bankruptcy, (3) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official (collectively, a “Custodian”) of it or for all or substantially all of its assets, (4) makes a general assignment for the benefit of its creditors, or (5) generally is unable to pay its debts as its debts become due; or (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Licensee in an involuntary case of bankruptcy against Licensee, (2) appoints a Custodian of Licensee for all or substantially all of its assets, or (3) orders the liquidation of Licensee, and the order remains unstayed and in effect for forty-five (45) days, or any dismissal, stay rescission or termination thereof ceases to remain in effect.

(b)

Automatically if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by the Joint Commission of Accreditation of Healthcare Organizations or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such termination (which termination shall be effective immediately);

(c)

Upon thirty (30) days’ written notice from CSMC if, within such thirty

(30) day period (i) Licensee shall fail to pay fully any royalty payment required by Section 4.2 hereof or Schedule H hereto or (ii) Licensee shall fail to undertake commercially reasonable efforts to exploit the Patent Rights in the Field of Use in the Territory, regardless of Licensee’s satisfaction of the Milestones provided in Schedule D hereto;

(d)

Upon sixty (60) days’ written notice from CSMC if, within such sixty (60)

day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 60-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC;

(e)

Upon ninety (90) days’ written notice from Licensee if, within such ninety

(90) day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such 90-day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee; or

(f)

Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement).

6.3

Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable royalty or royalties, as set forth in Schedule H; provided, that any such action by Licensee does not subject CSMC to any of the occurrences set forth in Section 6.2(b) hereof.

6.4

Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching sublicensee of Licensee and each non-breaching sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder. This Section 6.4, however, shall not be applicable if this Agreement has been terminated under Section 6.2(b) under circumstances where the application of this Section 6.4 would subject CSMC to any of the occurrences set forth in Section 6.2(b).

6.5

Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6

Reversion of Rights. Notwithstanding anything to the contrary set forth herein

(including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

7.

INFRINGEMENT BY THIRD PARTIES

7.1

Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from CSMC that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then CSMC shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever party brought the action, or where both parties participate in such action or suit, all such amounts shall be allocated to each party in the ratio of damages incurred, after first paying each party’s out-of-pocket expenses, including reasonable attorneys’ fees.

7.2

Defense Of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8.

INDEMNIFICATION

8.1

Indemnification by Licensee. Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventors), agents and sponsors of the research (except Licensee) (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or permitted sublicensees in connection with (a) their use of the Patent Rights or Technical Information and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement. As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee. Should CSMC or any other Indemnified Party not afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC. Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name CSMC as an additional insured party, and shall provide a minimum of $3,000,000 in coverage per occurrence and provide for a thirty (30) day notice to CSMC of any material change in coverage under such policies. Upon initiation of any human clinical studies using a therapeutic molecule covered by the Patent Rights, Licensee shall have first increased its insurance coverage to a minimum of $10,000,000 in the aggregate. Licensee shall provide CSMC with Certificates of Insurance within thirty (30) days of the Effective Date (subject to extension if reasonably required) and annually thereafter, evidencing the policies required in accordance with this Section 8.1.

8.2

Notice of Claim. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9.

USE OF NAMES

Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the Vice President for Marketing and Communications of CSMC. Further, prior to any reference by Licensee to the names or marks of CSMC in any manner, Licensee shall provide CSMC with a written sample, mock-up or similar document reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. This limitation includes, but is not limited to, use by Licensee in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication. Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

10. CONFIDENTIALITY

10.1 Non-Disclosure. The parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from CSMC to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a)

Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b)

Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c)

Is independently developed by the Receiving Party without use of the

Disclosing Party’s Confidential Information; or

(d)

Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement. The parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality. In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Patent Rights as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technical Information and to any and all patent applications of CSMC relating to any Patent Rights, Technical Information, Future Patent Rights and Future Technical Information and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights, Technical Information, Future Patent Rights or Future Technical Information.

10.5 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party.

10.6 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.

INFORMATION EXCHANGE

In addition to the Patent Rights and Technical Information, the parties shall cooperate to exchange such non-confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights or Technical Information.

12.

PATENT MARKING

In the event any Product is the subject of a patent under the Patent Rights or Future Patent Rights, Licensee shall mark all products made, sold or otherwise disposed of by or on behalf of it or any of its sublicensees with the word “Patented” followed by the number of the licensed patent. In such case, Licensee shall mark any Product made using a process or method covered by any such Patent Rights or Future Patent Rights with the number of each such patent and, if such Product is covered by Future Patent Rights, Licensee shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13. MISCELLANEOUS

13.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of CSMC to:

Cedars Sinai Medical Center

Room 2015, North Tower

8700 Beverly Boulevard

Los Angeles, California 90048-1865

Attention: Senior Vice President for Academic Affairs

Fax: (310) 423-0119

with a copy to: Senior Vice President for Legal Affairs and General Counsel

or in the case of Licensee to:

Arrogene NanoTechnology, Inc. c/o David R. Altshuler, Esq. 15332 Antioch Street #840 Pacific Palisades, California 90272

Fax: 310-454-9759

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1.

13.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that Los Angeles County, California shall be the situs of any legal proceeding arising out of or relating to this Agreement. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in Los Angeles, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

13.4 Waiver. No waiver of any provision or consent to any action under this Agreement shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

13.5 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7 Entire Agreement. This Agreement, the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) and the Stock Purchase Agreement and Warrant constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

13.9 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

13.11 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and reasonable attorneys’ fees may be included in and as part of such judgment.

13.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and permitted assigns. This Agreement is personal to Licensee and only assignable by Licensee in accordance with Section 2.2. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.13 Further Assurances. At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.14 Survival. The following sections shall survive any expiration or earlier termination of this Agreement: Section 2.1(c) (retention of certain non-exclusive rights by CSMC), Section 8 (“Indemnification”), Section 9 (“Use of Names”) and Section 10 (“Confidentiality”). The provisions set forth in Schedule H also shall survive any expiration or earlier termination of this Agreement, to the extent set forth therein.

13.15 Time. Time is of the essence of every term of this Agreement and the performance by the parties of their duties and obligations hereunder.

13.16 No Obligations to Third Parties. This Agreement has been made and entered into solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any parties to this Agreement.

13.18 Authority of Signatories to Agreement. Each person executing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement on behalf of the parties for which execution is made. Each party represents and warrants to the other that the execution of this Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms (subject only to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally, (b) the limitation that the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought, and (c) the general legal and equitable principles of good faith, fair dealing and equity).

13.19 Force Majeure. No party shall be liable for any damages, including, without limitation, incidental and consequential damages, arising out of such party’s failure to perform any obligation or duty hereunder if:

(a)

Such failure was due to circumstances beyond such party’s control,

including, without limitation, Acts of God, labor disputes, wars or other conflicts, acts of terrorism or public enemy, or civil disorders (each occurrence of such circumstances shall be deemed a “Force Majeure Event”); and

(b)

That such party could not be reasonably expected to have avoided or overcome the circumstances or the consequences of such Force Majeure Event; provided, however, that such party shall undertake all reasonable efforts to resume performance hereunder with the least possible delay; and, provided further, that in the event that any such Force Majeure Event continues for sixty (60) consecutive days or more, then either party may terminate this Agreement upon written notice to the other party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“LICENSEE”:

ARROGENE NANOTECHNOLOGY, INC., A CALIFORNIA CORPORATION

By:  /s/ Robert Stuckelman

Robert Stuckelman Its Chairman

Date: December __, 2009

“CSMC”:

CEDARS-SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION

By: /s/ Shlomo Melmed

Shlomo Melmed, M.D. Senior Vice President for Academic Affairs

Date: December __, 2009

By:/s/ Edward M. Prunchunas

Edward M. Prunchunas

Senior Vice President for Finance and CFO

Date: December __, 2009

ACKNOWLEDGED AND AGREED: “INVENTORS”:

/s/ Julia Y. Ljubimova

Julia Y. Ljubimova, M.D., Ph.D.

/s/ Alexander Ljubimova

Alexander Ljubimov, Ph.D.

/s/ Keith L. Black

Keith L. Black, M.D.

/s/ Eggehard Holler

Egghard Holler, Ph.D.

/s/ Hui Ding

Hui Ding, Ph.D.

/s/ Rameshwar Patil

Rameshwar Patil, Ph.D.

SCHEDULE LISTING

Schedule A Patent Rights

Schedule B Technical Information

Schedule C Approved Sublicensee/Assignee Companies

Schedule D Milestones

Schedule E Form of Stock Purchase Agreement (including the Warrant)

Schedule F Licensee Capitalization Table

Schedule G Research Agreement

Schedule H Royalty Provisions

Schedule 2.7 CSMC Costs & Fees in Prosecuting Patent Rights

SCHEDULE A

PATENT RIGHTS

TITLE:

ANTISENSE INHIBITION OF LAMININ-8 EXPRESSION TO

INHIBIT HUMAN GLIOMAS

INVENTORS:

Ljubimova, Julia Y.; Ljubimov, Alexander; Black, Keith L.

U.S. PATENT & TRADEMARK OFFICE

APPLICATION NO.:

10/570,747

FILING DATE:

January 30, 2007

PATENT NO.:

7,547,511

ISSUE DATE:

June 16, 2009

U.S. PATENT & TRADEMARK OFFICE

APPLICATION NO.:

12/473,992

FILING DATE:

May 28, 2009

JAPANESE PATENT OFFICE

APPLICATION NO.:

2006-526391

FILING DATE:

September 13, 2004

TITLE:

POLYMALIC ACID-BASED MULTIFUNCTIONAL DRUG

DELIVERY SYSTEM

INVENTORS:

Ljubimova, Julia Y.; Black, Keith L.; Holler, Eggehard

U.S. PATENT & TRADEMARK OFFICE

APPLICATION NO.:

10/580,999

FILING DATE:

March 12, 2007

EUROPEAN PATENT OFFICE

APPLICATION NO.:

04813049.6

FILING DATE:

December 3, 2004

378918_3.DOC

Schedule A

JAPANESE PATENT OFFICE

APPLICATION NO.:

2006-542822

FILING DATE:

December 3, 2004

TITLE:

POLY(BETA MALIC ACID) WITH PENDANT LEU-LEU-LEU

TRIPEPTIDE FOR EFFECTIVE CYTOPLASMIC DRUG DELIVERY

INVENTORS:

Ding, Hui; Ljubimova, Julia Y.; Holler, Eggehard; Black, Keith L.

U.S. PATENT & TRADEMARK OFFICE

APPLICATION NO.:

PCT/US2009/40252

FILING DATE:

April 10, 2009

TITLE:

DRUG DELIVERY OF TEMOZOLOMIDE FOR SYSTEMIC BASED

TREATMENT OF CANCER

INVENTORS:

Patil, Rameshwar; Holler, Eggehard; Black, Keith L.; Ljubimova, Julia

Y.

U.S. PATENT & TRADEMARK OFFICE

APPLICATION NO.:

61/285,495

FILING DATE:

December 10, 2009

378918_3.DOC

Schedule D

SCHEDULE B

TECHNICAL INFORMATION

Capitalized terms used in this Schedule B but not otherwise defined herein shall have the meanings set forth in the Exclusive License Agreement to which this Schedule B is attached (the “Agreement”).

The following information or material in the Field of Use which is embodied in the Patent Rights conceived or reduced to practice prior to the Effective Date in the conduct of the Program at CSMC under the direction of the Inventors, as the principal investigators:

Licensee has developed a new anti-cancer agent as well as a new methodology specific for the treatment of invasive tumors such as glioblastoma multiforme, the most aggressive form of brain cancer, as well as both Her2-positive and Her2-negative breast cancers.

Licensee believes this approach is effective against brain and breast cancer in rodents, significantly extending their longevity and decrease the tumor size. Licensee proposes to expand this proprietary technology to other forms of cancer treatments together with common eye diseases such as age-related macular degeneration and diabetic retinopathy.

The new nanoscale drug, Polycefin, based on Licensee’s delivery system, was developed and patented by Licensee’s scientists. It is non-toxic, non-immunogenic, and biodegradable. It is based on a naturally derived polymer, i.e., polymalic acid. A significant feature of this novel agent is its ability to target multimeric tumor-associated proteins with one drug, a capability that other existing agents do not have. Licensee has proven that the significant anti-tumor and antiangiogenic activity of this new drug is effective against both brain and breast cancers.

]

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Schedule B

SCHEDULE C

APPROVED OR PROPOSED

SUBLICENSEES AND/OR ASSIGNEE COMPANIES

Pfizer/Wyeth

Johnson & Johnson

Bayer

Hoffmann–La Roche

Novartis

GlaxoSmithKline

Sanofi-Aventis

AstraZeneca

Abbott Laboratories

Merck & Co.

Bristol-Myers Squibb

Eli Lilly and Company

Boehringer Ingelheim

Takeda Pharmaceutical Co.

Amgen

Genentech

Baxter International

Teva Pharmaceutical Industries

Astellas Pharma

Daiichi Sankyo

Procter & Gamble

Alcon

Sinopharm

Akzo Nobel

UCB (Belgium)

Nycomed

Forest Laboratories

Solvay

Genzyme

Gilead Sciences

Biogen Idec

Bausch & Lomb

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Schedule C

SCHEDULE D
MILESTONES

Capitalized terms used in this Schedule D but not otherwise defined herein shall have the meanings set forth in the Exclusive License Agreement to which this Schedule D is attached (the “Agreement”).

1.

On or before December 31, 2010, Licensee shall begin development or enter into a joint venture, licensing or sub-licensing or other business arrangement with a third party not an Affiliate of Licensee (collectively, “Arrangement”) to cause development of at least one (1) Product consistent with sound business practices.

2.

As provided in Section 2.7 of the Agreement, on or before December 31, 2010,

Licensee shall have secured a capital and/or other form of financial commitment in the aggregate amount of at least Five Million Dollars ($5,000,000).

3.

Licensee or its sub-licensees, joint venturers and/or Affiliates shall expend at least

Five Hundred Thousand Dollars ($500,000) (in the aggregate) toward the development or promotion of the sale of the Products based on the Patent Rights and/or the Technical Information, commencing from the Effective Date and continuing though and including December 31, 2010, and at least One Million Dollars ($1,000,000) (in the aggregate) annually thereafter for further development or promotion of the sale of Products through and including December 31, 2011.

4.

Licensee shall provide to CSMC at least One Hundred Fifty Thousand Dollars

($150,000) (in the aggregate) within at least a four (4) year period to fund the research and development of the Patent Rights and Technical Information. In this regard, Licensee acknowledges and agrees that twenty-five percent (25%) of any such funding will be allocated by CSMC to its overhead in connection with any such research and development.

5.

Commencing on January 1, 2011, and each year thereafter until December 31,

2014, Licensee shall successfully negotiate an Arrangement to cause the development of a Product that comprises a therapeutic drug.

6.

On or before December 31, 2011, Licensee shall have commenced (either on its own, or through an Acceptable Assignee) a clinical trial or trials in connection with at least one intended commercial use of a Product.

7.

On or before December 31, 2013, Licensee shall have successfully closed a equity financing transaction of at least Fifteen Million Dollars ($15,000,000), pursuant to which it will have issued a Series B of its preferred stock; provided, however, that as a condition to the continued effectiveness of the Agreement, Licensee shall either (a) issue shares of such preferred stock to CSMC so as to provide CSMC with equal rights, preferences and privileges as the holders of such Series B preferred stock; or (b) issue additional shares of its common stock to

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Schedule D

CSMC that equal five percent (5%) of the then total issued and outstanding shares of Licensee’s voting common stock.

8.

On or before December 31, 2013, Licensee shall have entered into an

Arrangement with at least one generic drug manufacturer to enhance such manufacturer’s generic products with Licensee’s Product(s).

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Schedule D

SCHEDULE E

FORM OF SUBSCRIPTION AGREEMENT (See Attached)

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Schedule E

SCHEDULE F

CAPITALIZATION OF LICENSEE

In accordance with Licensee’s Amended and Restated Articles of Incorporation, filed with the California Secretary of State on July 27, 2009, Licensee is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that Licensee is authorized to issue is 60,000,000. The total number of shares of common stock authorized to be issued is 50,000,000, no par value (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 10,000,000, no par value. all of which are designated as the “Series A Preferred Stock”.

Series A Preferred Stock - Each share is convertible into 10 shares of common stock

	Number of	Price Paid for
Shareholder	Shares	Shares	Percent
Julia Ljubimova	370,000	$370	37.0%
Keith Black	230,000	$230	23.0%
Alex Ljubimov	70,000	$70	7.0%
Marc Rosenberg	80,000	$80	8.0%
Robert Stuckelman	80,000	$80	8.0%
Eggehard Holler	80,000	$80	8.0%
TOTALS	1,000,000	$910	100.0%

Common Stock

Shareholder Name		# of Shares @ price paid per share
Darren Kavinoky		25,000 @ $1.00
Tom Skerrin		75,000 @$1.00
John Floyd		25,000 @$1.00
Paul Menfi		25,000 @$1.00
Luke Durocher		25,000 @$1.00
Marc C. Rosenberg		12,000 @$1.00
Keith Elder		50,000 @$.00001
Larry Heifitz		50,000 @$.00001
	Total Common Shares	287,000 $187,010

378918_3.DOC

Schedule F

Additional stock commitments:

1.

Synthetica Technologies, Inc. (“Synthetica”) is entitled to receive that number of shares of Licensee’s common stock equal to twelve percent (12%) of its total issued and outstanding common stock in consideration of the services of Maurizio Vecchione (a principal of Synthetica and an officer of Licensee). Mr. Vecchione has undertaken primary responsibility to refine Licensee’s business model and to use his contacts within the scientific, medical, venture capital and pharmaceutical industries to identify potential strategic partners for Licensee, as well as potential sublicensees of the Patent Rights and Technical Information.

2.

David Altshuler, legal counsel to Licensee, is entitled to receive that number of shares of
Licensees’ common stock with a value of $100,000 based upon the valuation of Licensee’s common stock in connection with Licensee’s procurement of a capital and/or other form of financial commitment.

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Schedule F

SCHEDULE G

FORM OF RESEARCH AGREEMENT

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT (“Agreement”) is entered into effective this ____ day of

, 20__ (the “Effective Date”), by and between Arrogene NanoTechnology, Inc.,

a California corporation (“Sponsor”), and Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“Medical Center”).

RECITALS

A.

Sponsor desires to obtain clinical research assistance for the performance of clinical trials on various patient samples for the

using

according to specific protocols set forth in Exhibit “A” attached hereto and incorporated herein by this reference (“Protocols”) for a research project (“Project”); and

B.

Medical Center is willing to assist Sponsor by furnishing such personnel and facilities for study of the Project.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereto hereby agree as follows:

1.

Research Project.

a.

The Project, in general, involves the testing of

.

b.	,

as principal investigators (“Investigators”), shall have the sole responsibility for the scientific and technical conduct of the Project. Each Protocol of the Project shall be subject to the receipt of all appropriate internal reviews of the Medical Center.

c.

The Project shall be conducted within a _____ (__) year period which shall begin on the effective date of this Agreement noted above. This Agreement shall automatically expire at the end of this period unless specifically extended upon mutual agreement of the parties.

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Schedule G

2.

Research Grant.

a.

Sponsor shall pay the Medical Center a total of

Dollars ($

) (“Research Grant”) to conduct the Project.

The Medical Center shall not be obligated to expend any more that the funds provided by Sponsor.

b.

Sponsor shall pay the Research Grant in ___ (__) equal quarterly payments of

 Dollars ($

) each, beginning on the effective date of this

Agreement. Payments shall be sent to the Medical Center to the attention of the Assistant Director for Finance/Grant Accounting, Tax I.D. No. 95-1644600.

c.

If a Protocol is delayed by no fault of the Medical Center or the

Investigators, by, for example, Sponsor’s inability to provide the funding required for a Protocol, Sponsor shall pay for any animals or other supplies purchased for the Protocol separate and apart from the Research Grant. Sponsor shall also be liable for a standby fee for any lab space reserved for a Protocol if such space is not utilized as scheduled.

3.

Reimbursement of Salary. Within

 (____) days following the

Effective Date of this Research Agreement, and continuing on a monthly basis thereafter, Sponsor shall reimburse the Medical Center for the percentage of each Investigator’s salary (prorated on a weekly basis) related to the time to be spent by each Investigator in providing technical, management and other assistance to Sponsor in connection with the Protocol

(estimated to be

percent (__%) for each Investigator).

4.

Progress Reports.

a.

The Investigators, on behalf of the Medical Center, shall

periodically, and not less frequently than once a month during the term of this Agreement, report in writing to Sponsor on the progress of the Project and the results being obtained and shall make available to Sponsor all information relative thereto. No fiscal reports will be required from either the Medical Center or the Investigators.

b.

Sponsor shall have the right to have representatives periodically visit the applicable lab space where the Project is being conducted to observe the Protocols in progress. All such visits shall be coordinated through the Investigators and the office of the Senior Vice President for Academic Affairs (or his designee) at the Medical Center.

5.

Independent Contractors. It is understood that in the performance of this

Agreement, the Medical Center and Investigators are acting solely as independent contractors and not as employees of Sponsor. Further, nothing in this Agreement shall be construed or applied to create a relationship of partners, agency, joint venture or of employer and employee.

6.

Use of Name. Sponsor shall not refer to this Agreement or to the Medical

Center’s or the Investigators’ participation or use of the Medical Center’s or the Investigators’ names in any advertising or promotional materials or statement to the public without the prior written approval of the Medical Center or the Investigators, respectively. However, Sponsor

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Schedule G

shall have the right to refer to this Agreement as appropriate in the conduct of its business and in any filings required with any governmental agency or as otherwise required by law. The Medical Center may not refer to this Agreement or its terms to the public without the prior written approval of Sponsor (not to be unreasonably withheld, conditioned or delayed).

7.

Publication. The Medical Center, the Investigators and other individuals involved with the Project will be free to publish the results of any research conducted under this Agreement, after providing a copy of the publication to Sponsor. Where title is not retained by the publisher, title to and the right to determine the disposition of any copyrightable material, first produced or composed in the performance of this research shall remain with the Medical Center, provided that the Medical Center shall grant to Sponsor an irrevocable, royalty-free, nonexclusive right to reproduce, translate, and use any such copyrighted material for its own internal purposes. Any publication or disclosure by the Medical Center or the Investigators shall give appropriate credit to Sponsor and the Medical Center.

8.

Patents and Intellectual Property Rights. The parties agree that any patents, inventions, intellectual property and other proprietary information (“Intellectual Property”) developed by the Medical Center alone or in collaboration with Sponsor with respect to the Project under this Agreement shall be owned as provided for in that certain Exclusive License Agreement between the parties dated October __, 2009.

9.

Key Personnel. Drs.

  are designated as “Key Persons” for
this Project. In the event that the services of both Key Persons are lost to the Project for any reason, the Medical Center shall notify Sponsor in writing, and may propose substitute personnel to Sponsor. Sponsor’s approval of the substitute personnel shall not be withheld, conditioned or delayed unreasonably.

10.

Changes in Agreement. Any agreement changing the terms of this

Agreement in any way shall be valid only if the change is made in writing and approved by authorized representatives of the Medical Center and Sponsor. The Investigators are not a party to and are not authorized to alter or amend this Agreement, except that their written concurrence shall be required to alter or amend the statement of work referred to in the Project.

11.

Assignment and Changes of Ownership or Control. Neither party may assign or transfer any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, however, the Medical Center shall have the right to assign its rights and/or delegate its responsibilities hereunder as part of any reorganization or bond financing. This Agreement is personal to the particular parties and would not have been entered into except for the participation of the principals of each party in the Agreement. In the event of any change of ownership or control of Sponsor from the original individuals owning and/or controlling Sponsor, the Medical Center shall have the right to terminate this Agreement upon written notice to Sponsor.

12.

Compliance with Law. The parties agree to comply with all applicable federal, state and local laws, regulations, ordinances and orders with respect to the performance of the Project and this Agreement.

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Schedule G

13.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.

Notices. Whenever notices are required or permitted hereunder, they shall be given by registered or certified mail, return receipt requested, and postage pre-paid, or telefaxed and addressed as follows:

If to Medical Center:

Cedars-Sinai Medical Center 8700 Beverly Boulevard

Los Angeles, California 90048-1865

Attention: Senior Vice President for

Academic Affairs

Fax No.: (310) 423-0119

with a copy to the Investigators.

If to Sponsor:

Arrogene NanoTechnology, Inc.

c/o David R. Altshuler, Esq. 15332 Antioch St. #840

Pacific Palisades, California 90272

Fax No.: 310-454-9759

or to such other address as either of the respective parties may from time to time specify in writing by notice given to the other party in the manner herein provided. Service of any such notice shall be deemed complete as of the day of actual delivery as shown by the addressee’s registry or certification receipt, electronic confirmation of a telefax or the expiration of the third day after the date of mailing or telefaxing, whichever occurs first.

[Signature Page to Follow]

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Schedule G

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

ARROGENE NANOTECHNOLOGY, INC.

CEDARS-SINAI MEDICAL CENTER

By:   _

    By:  _____

Robert Stuckelman

Shlomo Melmed, M.D.

Its Chairman

Senior Vice President for

Academic Affairs

By:

_____

Richard S. Katzman Vice President for Academic Affairs

ACKNOWLEDGED AND AGREED: PRINCIPAL INVESTIGATORS:

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Schedule G

EXHIBIT “A” TO RESEARCH AGREEMENT
PROTOCOLS

[TO BE PREPARED AND ATTACHED BY LICENSEE]

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Schedule G

SCHEDULE H

ROYALTY PROVISIONS

All capitalized terms not otherwise defined in this Schedule H shall have the meanings ascribed to them in the Exclusive License Agreement to which this Schedule H is attached (the “Agreement”).

1.

Royalties. Licensee shall pay, or cause to be paid, to CSMC aggregate royalty fees (each, a “Royalty” and collectively, the “Royalties”) equal to the following percentage of the amount of the Gross Sales Price (as defined in Paragraph 6(a) below) received by Licensee, its Affiliates or its sublicensees from the Sale (as defined in Paragraph 6(b) below) of Royalty Bearing Products (as defined in Section 6(c) below) or Intellectual Property (as defined in Paragraph 6(d) below) to non-Affiliate parties. The Royalty shall be determined as follows:

(a)

Three and one-half percent (31h%) of the Gross Sales Price for the

Sale of Royalty Bearing Products or Intellectual Property covered by the Patent Rights or Technical Information.

(b)

Three and one-half percent (31h%) of all cash payments, including upfront, technology access, lump sum and similar payments, paid by any sublicensees or any Affiliate to Licensee in consideration for any sublicense under the Agreement, excluding payments received by Licensee solely for the purchase of Licensee’s equity securities.

Licensee may not sell Royalty Bearing Products to any distributor or other third party other than for a reasonable price arrived at through arms’-length negotiations.

2.

No Duplicative Royalties. Subject to the provisions of Paragraph 1(a) above, in those circumstances in which a Royalty is payable to CSMC from the sale of a Royalty Bearing Product by an Affiliate or sublicensee of Licensee, and in which a royalty is also payable to Licensee from the Sale of the same Royalty Bearing Product by the same Affiliate or sublicensee, then Licensee shall not be required to pay a Royalty to CSMC with respect to the royalties so received by Licensee on the same Royalty Bearing Product, if and to the extent the required royalty is received by CSMC from the Affiliate or sublicensee. This exclusion is intended to avoid the payment of duplicative royalties, shall be strictly construed, and shall not apply to other forms of compensation paid to Licensee by its Affiliates or sublicensees.

3.

Suspension of Obligations.

In the event that Licensee is legally prevented from commercializing one or more Products as a result of patent infringement issues relating to the Patent Rights, all of Licensee’s obligations with respect to such Products, including, without limitation, Royalty and other payment obligations under this Schedule F, milestone and diligence obligations related to that particular Product in that jurisdiction, shall be suspended unless and until such patent infringement issues are resolved. In the event that any such issues are not resolved during the term of the Agreement, or in the event that such issues are resolved in a manner that would

378918_3.DOC

Schedule H

continue to prevent Licensee from commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

4.

Payment and Accounting.

(a)

Payment Terms and Reports. Royalties shall accrue and be payable by

Licensee on a quarterly basis within forty-five (45) days following the end of each calendar quarter in which any Sale of a Royalty Bearing Product occurs. Each payment of Royalties shall be accompanied by a statement setting forth in reasonable detail (i) with respect to Sales of Royalty Bearing Products, the number and each type of Royalty Bearing Product sold and the Gross Sales Price applicable thereto, (ii) with respect to Sales of Intellectual Property, the nature of the Sale and revenues applicable thereto, and (iii) such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. The Royalty Bearing Products shall be considered as being sold for the purpose of the calculation of royalties under this Agreement when the Products have been invoiced. Except as otherwise provided in Paragraph 4(c) of this Schedule F, all Royalties shall be paid in United States dollars and shall be made without set off (except as expressly provided in Paragraph 6 below) and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges.

(b)

Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all Sales of Royalty Bearing Products or Intellectual Property by Licensee, its Affiliates and sublicensees in sufficient detail to enable the Royalties payable hereunder to be determined. Licensee shall retain such records and documentation for not less than seven (7) years from the date of their creation. During the term of this Agreement and for a period of three (3) years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee under this Schedule. The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

(c)

Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making

378918_3.DOC

Schedule H

payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC on the basis of Sales of Royalty Bearing Products or Intellectual Property in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(d)

Late Charges. A service charge of two percent (2%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty balance that is not paid to CSMC within thirty (30) days past the due date.

(e)

Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Royalty Bearing Products or Intellectual Property (other than taxes imposed on the income or revenues of CSMC); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to CSMC hereunder. Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee, its Affiliates or sublicensees.

5.

Right of Offset. In the event that Licensee reasonably determines that any

Royalty Bearing Product infringes upon the rights of a third party (because of the use of the Patent Rights or the Technical Information in the manufacture, use or sale of such Royalty Bearing Product) and, as a result, Licensee becomes obliged to obtain a license from such third party to such rights, then, in lieu of any other right or remedy, Licensee shall have the right to deduct from the Royalties otherwise payable hereunder with respect to such Royalty Bearing Product the amount, up to a maximum of fifty percent (50%) of the Royalties otherwise payable, that Licensee is obliged to pay under the license in order to obtain from the third party whose rights are so infringed the right to such Royalty Bearing Product.

6.

Certain Definitions.

(a)

“Gross Sales Price” means the gross amount of all revenues (whether in the form of cash, property or otherwise) received by Licensee, its Affiliates or sublicensees from the sale, license or other transfer for value of Royalty Bearing Products or Intellectual Property less (but only to the extent separately itemized as a part of the gross price charged): (i) transportation, handling, insurance and sales taxes, and (ii) rebates and other allowances actually paid or allowed and which are standard and customary in the industry; provided, however, that no deduction shall be made for royalties, commissions, costs of collection or similar items payable with respect to the Royalty Bearing Products or Intellectual Property. For the purposes of the definition of “Gross Sales Price”, it is acknowledged and agreed by the parties that Sales to wholly-owned subsidiaries of Licensee shall not be included.

378918_3.DOC

Schedule H

(b)

“Sales” means the sale, license or other transfer for value.

(c)

“Royalty Bearing Products” means (i) any Product that is covered by any of the

Patent Rights or Future Patent Rights, or (ii) any Product that, although not covered by a Patent Right or Future Patent Right, includes or embodies, as a part of such Product, Technical Information or Future Technical Information that is licensed to Licensee hereunder and is not part of the public domain.

(d)

“Intellectual Property” means the Patent Rights, Future Patent Rights, Technical

Information and Future Technical Information.

378918_3.DOC

Schedule H

SCHEDULE 2.7

CSMC COSTS & FEES IN PROSECUTING PATENT RIGHTS

378918_3.DOC

Schedule 2.7

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